CLOSING TABLE COPY

Exhibit 10.1

$75,000,000

CREDIT AGREEMENT

among

TEXAS-NEW MEXICO POWER COMPANY,
as the Borrower,

THE LENDERS IDENTIFIED HEREIN

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

UNION BANK, N.A.,
as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent

DATED AS OF APRIL 30, 2009

J.P. MORGAN SECURITIES INC.                                                                                UNION BANK, N.A.                                                                 KEYBANK NATIONAL
                      ASSOCIATION
as Joint Lead Arrangers and Co-Book Managers

	TABLE OF CONTENTS
SECTION 1 DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions.	1
1.2	Computation of Time Periods and Other Definitional Provisions.	17
1.3	Accounting Terms/Calculation of Financial Covenant.	17
1.4	Time.	18
1.5	Rounding of Financial Covenant.	18
1.6	References to Agreements and Requirement of Laws.	18
1.7	Letter of Credit Amounts.	18
SECTION 2 CREDIT FACILITY		18
2.1	Revolving Loans.	18
2.2	Letter of Credit Subfacility.	20
2.3	Continuations and Conversions.	26
2.4	Minimum Amounts.	27
2.5	RESERVED.	27
2.6	RESERVED.	27
2.7	Evidence of Debt.	27
SECTION 3 GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS		27
3.1	Interest.	27
3.2	Payments Generally	28
3.3	Prepayments.	29
3.4	Fees.	30
3.5	Payment in full at Maturity.	30
3.6	Computations of Interest and Fees.	30
3.7	Pro Rata Treatment.	31
3.8	Sharing of Payments.	32
3.9	Capital Adequacy.	32
3.10	Eurodollar Provisions.	33
3.11	Illegality.	33
3.12	Requirements of Law; Reserves on Eurodollar Loans.	33
3.13	Taxes.	34
3.14	Compensation.	36
3.15	Determination and Survival of Provisions.	37
SECTION 4 CONDITIONS PRECEDENT TO CLOSING		38
4.1	Closing Conditions.	38
SECTION 5 CONDITIONS TO ALL EXTENSIONS OF CREDIT		41
5.1	Funding Requirements.	41
SECTION 6 REPRESENTATIONS AND WARRANTIES		41
6.1	Organization and Good Standing.	41
6.2	Due Authorization.	42
6.3	No Conflicts.	42
6.4	Consents.	42
6.5	Enforceable Obligations.	42
6.6	Financial Condition.	42
6.7	No Material Change.	43
6.8	No Default.	43
6.9	Litigation.	43
6.10	Taxes.	43
6.11	Compliance with Law.	43
6.12	ERISA.	43

i

6.13	Use of Proceeds; Margin Stock.	44
6.14	Government Regulation.	45
6.15	Solvency.	45
6.16	Disclosure.	45
6.17	Environmental Matters.	45
6.18	RESERVED.	45
6.19	RESERVED.	46
SECTION 7 AFFIRMATIVE COVENANTS		46
7.1	Information Covenants.	46
7.2	Financial Covenant.	48
7.3	Preservation of Existence and Franchises.	48
7.4	Books and Records.	48
7.5	Compliance with Law.	49
7.6	Payment of Taxes and Other Indebtedness.	49
7.7	Insurance.	49
7.8	Performance of Obligations.	49
7.9	Use of Proceeds.	49
7.10	Audits/Inspections.	49
7.11	Ownership of Certain Subsidiaries.	50
SECTION 8 NEGATIVE COVENANTS		50
8.1	Nature of Business.	50
8.2	Consolidation and Merger.	50
8.3	Sale or Lease of Assets.	50
8.4	Affiliate Transactions.	50
8.5	Liens.	50
8.6	Accounting Changes.	52
8.7	Burdensome Agreements.	52
SECTION 9 EVENTS OF DEFAULT		52
9.1	Events of Default.	52
9.2	Acceleration; Remedies.	54
9.3	Allocation of Payments After Event of Default.	55
SECTION 10 AGENCY PROVISIONS		56
10.1	Appointment and Authority.	56
10.2	Rights as a Lender.	56
10.3	Exculpatory Provisions.	57
10.4	Reliance by Administrative Agent.	58
10.5	Delegation of Duties.	58
10.6	Resignation of Administrative Agent.	58
10.7	Non-Reliance on Administrative Agent and Other Lenders.	59
10.8	No Other Duties, Etc.	59
10.9	Administrative Agent May File Proofs of Claim.	59
SECTION 11 MISCELLANEOUS		60
11.1	Notices; Effectiveness; Electronic Communication.	60
11.2	Right of Set-Off.	62
11.3	Successors and Assigns.	62
11.4	No Waiver; Remedies Cumulative.	65
11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower.	65
11.6	Amendments, Etc.	67
11.7	Counterparts.	67
11.8	Headings.	68
11.9	Survival of Indemnification and Representations and Warranties.	68

11.10	Governing Law; Venue; Service.	69
11.11	Waiver of Jury Trial; Waiver of Consequential Damages.	69
11.12	Severability.	69
11.13	Further Assurances.	69
11.14	Confidentiality.	69
11.15	Entirety.	70
11.16	Binding Effect; Continuing Agreement.	70
11.17	Regulatory Statement.	71
11.18	USA Patriot Act Notice.	71
11.19	Acknowledgment.	71
11.20	Replacement of Lenders.	71

SCHEDULES

Schedule 1.1(a)	Pro Rata Shares
Schedule 1.1(c)	Existing Letters of Credit
Schedule 11.1	Notices
Schedule 11.3	Processing and Recording Fees

EXHIBITS

Exhibit 1.1.1	Form of FMB Delivery Agreement
Exhibit 1.1.2	Form of Third Supplemental Indenture
Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Note
Exhibit 2.3	Form of Notice of Continuation/Conversion
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of April 30, 2009 among TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (together with its successors and permitted assigns, the “Borrower”), the Lenders and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available a senior revolving credit facility in an aggregate principal amount of $75,000,000; and

WHEREAS, the Lenders party hereto have agreed to make the senior revolving credit facility available on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1                 Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires.  Defined terms herein shall include in the singular number the plural and in the plural the singular:

“2009 Term Loan Credit Agreement” means a term loan credit agreement dated as of March 25, 2009, among the Borrower, the lenders parties thereto, and Union Bank, N.A., as administrative agent on behalf of such lenders, as it may be amended, supplemented, extended or otherwise modified form time to time.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Agent” means JPMCB or any successor administrative agent appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Fees” has the meaning set forth in Section 3.4(d).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Applicable Percentage” means, for Eurodollar Loans, Base Rate Loans, L/C Fees and Commitment Fees, the appropriate applicable percentages, in each case (subject to the exceptions indicated below) corresponding to the Debt Rating in effect as of the most recent Calculation Date as shown below:

Pricing Level	Debt Rating	Applicable Percentage for LIBOR-based Loans and Letter of Credit Fees	Applicable Percentage for Base Rate Loans	Applicable Percentage for Commitment Fees
I	A-/A3	2.50%	1.50%	0.500%
II	BBB+/Baa1	3.00%	2.00%	0.625%
III	BBB/Baa2	3.50%	2.50%	0.750%
IV	BBB-/Baa3	4.00%	3.00%	1.000%
V*	<BBB- or unrated/ <Baa3 or unrated	4.50%	3.50%	1.350%

*           If the Debt Rating by only one of S&P or Moody’s is below BBB- or Baa3, respectively, Pricing Level V shall apply.

The Applicable Percentage shall be determined based on the applicable Debt Ratings and adjusted on the date one Business Day after the date on which an applicable Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above (the date the Debt Ratings begin to apply and each such adjustment date referred to herein as a “Calculation Date”). If at any time there is a split in the Borrower’s Debt Rating between S&P and Moody’s and the Debt Ratings from S&P and Moody’s shall be BBB- or better and Baa3 or better, respectively, the Applicable Percentage shall be determined by the higher of the two Debt Ratings (i.e. the lower pricing); provided that, except as otherwise provided in the footnote to the table set forth above, if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level higher than the lower rating.  If the Borrower does not have a Debt Rating from either S&P or Moody’s, then Pricing Level V shall apply.  Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Percentage shall be applicable to all existing Loans as well as any new Loans made.  The applicable Pricing Level for Applicable Percentage, as of the Closing Date, shall be Pricing Level III.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., Key Bank National Association and Union Bank, N.A., in each case together with its successors and/or assigns.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”) and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day.  The Prime Rate is a rate publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower Obligations” means, with respect to the Borrower, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans such day is also a day on which dealings are conducted by and between banks in the London interbank market.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.

“Change of Control” means the occurrence of any of the following:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of  twenty-five (25%) of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty-five (25%)  or more of the combined voting power of such Voting Stock; or (d) the Parent shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances, at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.

“Closing Date” means the date of this Credit Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.1 and (b) fund or purchase Participation Interests in L/C Obligations pursuant to Section 2.2, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Revolving Committed Amount as set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).

“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.

“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders’ equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries.

“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date minus (b) the outstanding principal amount of stranded cost securitization bonds of such Person and its Subsidiaries minus (c) an amount equal to the lesser of (i) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries or (ii) 10% of Consolidated Capitalization (calculated assuming clause (i) above is applicable).

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).

“Credit Agreement” has the meaning set forth in the Preamble hereof.

“Credit Documents” means this Credit Agreement, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, the Third Supplemental Indenture, the First Mortgage Bonds, the FMB Delivery Agreement and any other document, agreement or instrument entered into or executed in connection with the foregoing (other than the FMB Mortgage).

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders”.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” means the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).

“Defaulting Lender” means, any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or Participation Interest within three Business Days after the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the L/C Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Revolving Loans and Participation Interests, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days after the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent, the L/C Issuer and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means, with respect to the Borrower, any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means, with respect to the Borrower: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the

Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, (i) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections or (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a play year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan.

“Eurodollar Loan” means a Revolving Loan bearing interest based at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period would be offered by JPMCB’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 15, 2005, by and among the Parent and First Choice Power,  L.P., as borrowers, the lenders and financial institutions parties thereto, Bank of America, N.A., as administrative agent,

Wachovia Bank, National Association, as syndication agent, and Citibank, N.A., JPMCB and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as co-documentation agents, as it may be amended, extended or otherwise modified from time to time.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.1(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means those certain letter agreements, each dated as of April 14, 2009, among (a) the Borrower, JPMCB, as administrative agent, and J.P. Morgan Securities Inc. and (b) the Borrower, JPMCB and the Arrangers, in each case as amended, modified, supplemented or restated from time to time.

“Financial Officer” means the chief financial officer,  principal accounting officer or treasurer of the Borrower.

“First Mortgage Bonds” means the First Mortgage Bonds, Due 2011, Series 2009C, which shall be substantially in the form of Exhibit A to the Third Supplemental Indenture.

“First Mortgage Bond Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the FMB Mortgage, together with its permitted successors and assigns in such capacity.

“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.

“Fiscal Year” means the calendar year ending December 31.

“FMB Delivery Agreement” means a bond delivery agreement whereby the Administrative Agent (a) acknowledges delivery of the First Mortgage Bonds and (b) agrees to hold the First Mortgage Bonds for the benefit of the Lenders and to distribute all payments made by the Borrower on account thereof to the Lenders, substantially in the form of Exhibit 1.1.1.

“FMB Mortgage” means that certain First Mortgage Indenture, dated as of March 23, 2009, between the Borrower and the First Mortgage Bond Trustee, as amended, restated or otherwise modified from time to time.

“FMB Mortgage Documents” means the FMB Mortgage, together with any supplemental indentures issued pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 3.13(f).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.

“Government Acts” has the meaning set forth in Section 2.2(k).

“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any state dental board) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Granting Lender” has the meaning specified in Section 11.3(h).

“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).

“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“JPMCB” means JPMorgan Chase Bank, N.A., together with its successors and/or assigns.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental

Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, the renewal or increase of the amount thereof or any extension of credit resulting from a drawing thereunder that has not been reimbursed.

“L/C Fees” has the meaning set forth in Section 3.4(c).

“L/C Fronting Fee” has the meaning set forth in Section 2.2(i).

“L/C Issuer” means JPMCB, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to TEN MILLION DOLLARS ($10,000,000).  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Committed Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Mandatory Borrowing” has the meaning set forth in Section 2.2(d).

“Margin Stock” has the meaning ascribed to such term in Regulation U.

“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means, with respect to the Borrower, a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Credit Agreement or any of the other Credit Documents or the FMB Mortgage, (c) the legality, validity or enforceability of this Credit Agreement or any of the other Credit Documents or the FMB Mortgage or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder or (d) the Mortgaged Property taken as a whole, the Lien of the FMB Mortgage Documents on such Mortgaged Property in favor of the First Mortgage Bond Trustee for the benefit of the holders of First Mortgage Bonds, including the Administrative Agent (for its benefit and for the benefit of the Lenders) or the priority of such Lien.

“Maturity Date” means April 29,  2011.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgaged Property” means the real property, fixtures and personal property identified in the FMB Mortgage Documents and is now or hereafter owned by Borrower, but excluding therefrom all “Excepted Property” (as such term is defined in the FMB Mortgage) and such other properties as have been released or excepted from the Lien of the FMB Mortgage Documents.

“Multiemployer Plan” means, with respect to the Borrower, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Multiple Employer Plan” means, with respect to the Borrower, a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Note Facilities Documentation” means the FMB Mortgage, the First Supplemental Indenture dated as of March 23, 2009 issued pursuant thereto, the Second Supplemental Indenture dated as of March 25, 2009 issued pursuant thereto, the Third Supplemental Indenture issued pursuant thereto and any other supplemental indentures, notes or other securities issued pursuant thereto or in connection therewith, as the same may be amended, supplemented, extended or otherwise modified from time to time.

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans made to the Borrower provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).

“Notice of Borrowing” means a request by the Borrower for a Revolving Loan in the form of Exhibit 2.1(b).

“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.3.

“Other Taxes” has the meaning set forth in Section 3.13(b).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Parent” means PNM Resources, Inc., a New Mexico corporation, together with its successors and permitted assigns.

“Participant” has the meaning set forth in Section 11.3(d).

“Participation Interest” means (a) the purchase by a Lender of a participation in Letters of Credit or L/C Obligations as provided in Section 2.2 or (b) the purchase by a Lender of a participation in any Revolving Loan as provided in Section 3.8.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means, with respect to the Borrower, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed or to make mandatory sinking fund payments.

“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Revolving Committed Amount at such time; provided that if the Commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on such Lender’s percentage ownership of the sum of the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding L/C Obligations.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Register” has the meaning set forth in Section 11.3(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time.  For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the Pro Rata Share of such Lender of the Revolving Committed Amount multiplied by the Revolving Committed Amount and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of the outstanding Revolving Loans of such Lender plus (ii) such Lender’s Participation Interests in the face amount of the outstanding Letters of Credit.

“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents or the FMB Mortgage Documents.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Credit Agreement and the other Credit Documents.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person.

“Revolving Committed Amount” means SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or such other amount, as it may be reduced from time to time in accordance with Section 2.1(d).

“Revolving Loans” or “Loans” has the meaning set forth in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

“SPC” has the meaning set forth in Section 11.3(h).

“Specified Securities” means, with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the forgoing clauses (a) and (b).

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.  Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower.  Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.

“Taxes” has the meaning set forth in Section 3.13(a).

“Third Supplemental Indenture” means that certain Third Supplemental Indenture dated as of April 30, 2009, to the FMB Mortgage, entered into by and between the Borrower and the First Mortgage Bond Trustee, substantially in the form of Exhibit 1.1.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Total Assets” means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unreimbursed Amount” has the meaning specified in Section 2.2(d)(i).

“Unused Revolving Commitment” means, for any date of determination, the amount by which (a) the aggregate Revolving Committed Amount on such date exceeds (b) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations on such date.

“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).

1.2                Computation of Time Periods and Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.

1.3                Accounting Terms/Calculation of Financial Covenant.

Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Credit Agreement, for purposes of calculation of the financial covenant set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Credit Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d).  In the event that any changes in GAAP after such date are required to be applied to the Borrower, and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Credit Agreement shall have been amended to take into account any such changes.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

1.4                 Time.

All references to time herein shall be references to Central Standard Time or Central Daylight Time, as the case may be, unless specified otherwise.

1.5                 Rounding of Financial Covenant.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6                References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.7                Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2

CREDIT FACILITY

2.1                Revolving Loans.

(a)           Revolving Loan Commitment.   Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each a “Revolving Loan” or “Loan” and collectively the “Revolving Loans” or “Loans”) in Dollars to the Borrower, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided, however, that after giving effect to any Borrowing (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations shall not exceed the lesser of (x)  the Revolving Committed Amount and (y) the face amount of the First Mortgage Bonds and (ii) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations of such Lender shall not exceed such Lender’s Pro Rata Share of the Revolving Committed Amount.  Subject to the terms of this

Credit Agreement (including Section 3.3), the Borrower may borrow, repay and reborrow Revolving Loans.

(b)           Method of Borrowing for Revolving Loans.  By no later than 11:00 a.m. (i) on the date of the requested Borrowing of Revolving Loans that will be Base Rate Loans and (ii) three Business Days prior to the date of the requested Borrowing of Revolving Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Revolving Loan, (D) with respect to Revolving Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (E) certification that the Borrower has complied in all respects with Section 5.  If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Revolving Loan requested, then such Revolving Loan shall be deemed to be a Base Rate Loan.  All Revolving Loans made on the Closing Date shall be Base Rate Loans.  Thereafter, all or any portion of the Revolving Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.3.

(c)           Funding of Revolving Loans.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof.  Each such Lender shall make its Pro Rata Share of the requested Revolving Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing.  Upon satisfaction of the conditions set forth in Section 5, the amount of the requested Revolving Loans will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)           Reductions of Revolving Committed Amount.  Upon at least three Business Days’ notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations.  Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.

(e)           Notes; First Mortgage Bonds.  (i) At the request of any Lender, the Revolving Loans made by such Lender shall be evidenced by duly executed promissory notes of the Borrower in favor of such Lender in substantially the form of Exhibit 2.1(e).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(ii)           To the extent set forth in the Third Supplemental Indenture and the First Mortgage Bonds, the First Mortgage Bonds are to be issued and delivered to the Administrative Agent in order to provide collateral security for the Borrower Obligations.

2.2                Letter of Credit Subfacility.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein and other terms and conditions that the L/C Issuer may reasonably require, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit in Dollars for the account of the Borrower and to amend Letters of Credit previously issued by it, in each case in accordance with subsection (b) below and (B) the Lenders severally agree to participate in such Letters of Credit; provided, however, that after giving effect to the issuance of any Letter of Credit (1) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations shall not exceed the Revolving Committed Amount, (2) with respect to each individual Lender, the sum of the aggregate principal amount of outstanding Revolving Loans of such Lender plus the aggregate principal amount of outstanding L/C Obligations of such Lender shall not exceed such Lender’s Pro Rata Share of the Revolving Committed Amount and (3) the aggregate amount of L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(C)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(D)           such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed to by the L/C Issuer), is to be used for a purpose other than as permitted by Section 7.9, or is denominated in a currency other than Dollars; or

(E)           a default of any Lender’s obligations to fund under Section 2.2(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iii)                      The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  The Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as applicable.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii)                      RESERVED.

(iv)                      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Participations.

(i)           On the Closing Date and subject to the satisfaction of the conditions precedent set forth in Section 4.1, (i) each Existing Letter of Credit shall be deemed to have been issued pursuant to this Agreement and shall be governed by the provisions of this Section 2.2, together with the other terms and conditions of this Agreement and (ii) each Lender shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in each Existing Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Existing Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its Pro Rata Share of the obligations arising under such Existing Letter of Credit.

(ii)           Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the L/C Issuer in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its Pro Rata Share of the obligations arising under such Letter of Credit.

(d)           Reimbursement.

(i)           In the event of any drawing under any Letter of Credit, the L/C Issuer will promptly notify the Borrower.  The Borrower shall reimburse the L/C Issuer on the day of drawing under any Letter of Credit either with the proceeds of a Revolving Loan obtained hereunder or otherwise in immediately available funds.  If the Borrower shall fail to reimburse the L/C Issuer as provided hereinabove (the “Unreimbursed Amount”), the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%).

(ii)           Subsequent to a drawing under any Letter of Credit, unless the Borrower shall immediately notify the L/C Issuer of its intent to otherwise reimburse the L/C Issuer, the Borrower shall be deemed to have requested a Base Rate Loan in the amount of the drawing as described herein, the proceeds of which will be used to satisfy the reimbursement obligations.  On any day on which the Borrower shall be deemed to have requested a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made from all Lenders (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) pro rata based on each Lender’s respective Pro Rata Share and the proceeds thereof shall be paid directly to the L/C Issuer for application to the respective L/C Obligations.  Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B)

the failure of any conditions specified in Section 5.1 to have been satisfied, (C) the existence of a Default or an Event of Default, (D) the failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or any termination of the Commitments.

(iii)                      In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Pro Rata Share in the outstanding L/C Obligations; provided, that in the event any Lender shall fail to fund its Pro Rata Share on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded participation interest therein shall bear interest payable to the L/C Issuer upon demand, at the rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.  Simultaneously with the making of each such payment by a Lender to the L/C Issuer, such Lender shall, automatically and without any further action on the part of the L/C Issuer or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the L/C Issuer) in the related unreimbursed drawing portion of the L/C Obligation and in the interest thereon and shall have a claim against the Borrower with respect thereto.  Any payment by the Lenders pursuant to this clause (iii) shall not relieve or otherwise impair the obligations of the Borrower to reimburse the L/C Issuer under a Letter of Credit.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued at its request shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                      any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.2(e) provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  If, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then aggregate principal amount of all L/C Obligations owing by it (in an amount equal to such aggregate principal amount determined as of the Letter of Credit Expiration Date).  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMCB.

(h)           Applicability of ISP.   Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amount set forth in the Fee Letter described in clause (a) of the definition thereof (the “L/C Fronting Fee”).  The L/C Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each Fiscal Quarter (as well as on the Letter of Credit Expiration Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)           Indemnification of L/C Issuer.

(i)           In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit for the account of the Borrower or (B) the failure of the L/C Issuer to honor a drawing under a Letter of Credit issued for the account of the Borrower as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)           As between the Borrower and the L/C Issuer, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  In the absence of gross negligence or willful misconduct, the L/C Issuer shall not be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the L/C Issuer, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the L/C Issuer’s rights or powers hereunder.

(iii)                      In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the L/C Issuer against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts.  The L/C Issuer shall not, in any way, be liable for any failure by the L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuer.

(iv)                      Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2.  The obligations of the Borrower under this subsection (k) shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the L/C Issuer to enforce any right, power or benefit under this Credit Agreement.

(l)           Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

2.3                Continuations and Conversions.

Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans.  By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.3, setting forth whether the Borrower wishes to continue or convert such Revolving Loans.  Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

2.4           Minimum Amounts.

Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Revolving Loans) and (c) no more than five Eurodollar Loans shall be outstanding hereunder at any one time.  For the purposes of this Section 2.4, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.

2.5                RESERVED.

2.6                RESERVED.

2.7                Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the  Borrower Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)           In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 3

GENERAL PROVISIONS APPLICABLE
TO REVOLVING LOANS

3.1                Interest.

(a)           Interest Rate.  Subject to Sections 3.1(b), (i) all Base Rate Loans shall accrue interest at the Base Rate plus the Applicable Percentage and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)           Default Rate of Interest.

(i) After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Revolving Loans and any other amounts owing hereunder or under the other Credit

Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(ii)           After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Revolving Loan and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(c)           Interest Payments.  Interest on Revolving Loans shall be due and payable in arrears on each Interest Payment Date.

3.2                Payments Generally.

(a)           No Deductions; Place and Time of Payments.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Payment Dates.  Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Advances by Administrative Agent.  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)           if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           Several Obligations.  The obligations of the Lenders hereunder to make Revolving Loans and to fund or purchase Participation Interests are several and not joint.  The failure of any Lender to make any Revolving Loan or to fund or purchase any Participation Interest on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or fund or purchase its Participation Interest.

(e)           Funding Offices.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

3.3                Prepayments.

(a)           Voluntary Prepayments.  The Borrower shall have the right to prepay its outstanding Revolving Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3(a) shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent, (iii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000 or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding.  Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.

(b)           Mandatory Prepayments.  If at any time (i) the sum of the aggregate principal amount of Revolving Loans outstanding plus the aggregate principal amount of L/C Obligations outstanding exceeds the Revolving Committed Amount or (ii) the aggregate principal amount of L/C Obligations outstanding exceeds the Letter of Credit Sublimit, the Borrower shall immediately make a principal payment to the Administrative Agent and/or Cash Collateralize outstanding L/C Obligations in a manner, in an amount and in Dollars as is necessary to be in compliance with Sections 2.1 and 2.2, as applicable, and as directed by the Administrative Agent.

All amounts required to be prepaid pursuant to this Section 3.3(b) shall be applied first to Base Rate Loans, second to Eurodollar Loans in direct order of Interest Period maturities and third to Cash Collateralize outstanding L/C Obligations.  All prepayments pursuant to this Section 3.3(b) shall be subject to Section 3.14.

3.4                Fees.

(a)           Commitment Fees.  In consideration of the Revolving Committed Amount being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender based on its Pro Rata Share, a per annum fee equal to the daily average sum of the Applicable Percentage for Commitment Fees for each day during the period of determination multiplied by the Unused Revolving Commitment for each such day (the “Commitment Fees”).  The Commitment Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each Fiscal Quarter (as well as on the Maturity Date and on any date that the Revolving Committed Amount is reduced) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

      (b)           RESERVED.

(c)           L/C Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a fee for each Letter of Credit issued at its request at a rate per annum equal to the Applicable Percentage for L/C Fees times the daily maximum amount available to be drawn under such Letter of Credit (the “L/C Fees”).  The L/C Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each Fiscal Quarter (as well as on the Letter of Credit Expiration Date) for the Fiscal Quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit.

(d)           Administrative Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrower and the Administrative Agent (the “Administrative Fees”) in the applicable Fee Letter.

3.5                Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Revolving Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

3.6                Computations of Interest and Fees.

(a)           Calculation of Interest and Fees.  Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.  Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           Usury.  It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect.  All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes, under the First Mortgage Bonds or otherwise, exceed the maximum nonusurious amount permissible under applicable Law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Revolving Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Revolving Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Revolving Loans.  The right to demand payment of the Revolving Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Revolving Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Revolving Loans so that the amount of interest on account of the Revolving Loans does not exceed the maximum nonusurious amount permitted by applicable Law.

3.7                Pro Rata Treatment.

Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Revolving Loan, each L/C Credit Extension, each payment of interest, each payment of fees (other than administrative fees paid to the Administrative Agent and fronting, documentary and processing fees paid to the L/C Issuer), each conversion or continuation of any Revolving Loans and each reduction in the Revolving Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Revolving Loan or fund or purchase its Participation Interest, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Revolving Loan or such Participation Interest not funded or purchased by such Lender has been repaid, and the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the L/C Issuer to satisfy such Lender’s obligations to pay its Pro Rata Share of any Revolving Loan or fund or purchase its Participation Interest and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender to pay its Pro Rata Share of any Revolving Loan or fund or purchase its Participation Interest; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.  In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such

Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

3.8                Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Revolving Loan, any L/C Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Revolving Loans, L/C Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.  The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Revolving Loan, L/C Obligations or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.  Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.  If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9                Capital Adequacy.

If any Lender determines that the introduction after the Closing Date of any Law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.10              Eurodollar Provisions.

If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.

3.11              Illegality.

If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.

3.12              Requirements of Law; Reserves on Eurodollar Loans.

(a)           Changes in Law.  If any Lender determines that as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern) and (ii) reserve requirements contemplated by subsection (b) below), then from time to time, upon demand of such Lender (through the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

(b)           Reserves.  The Borrower shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which, shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.13              Taxes.

(a)           Payment of Taxes.  Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender, if applicable) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)           Additional Taxes.  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c)           No Deduction for Taxes.  If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           Indemnification.  The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d))

paid by the Administrative Agent and such Lender, and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(e)           Exemption from Taxes.  In the case of any payment hereunder or under any other Credit Document by or on behalf of the Borrower through an account or branch outside the United States, or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(f)           Foreign Lenders.  Each Lender that is a foreign corporation, foreign partnership or foreign trust within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement), as appropriate, or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, United States withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), as appropriate, as may reasonably be requested by the Borrower or the Administrative Agent and then be available under then current United States Laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  If the forms or other evidence provided by such Lender at the time such Lender first becomes a party to this Credit Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of any assignment pursuant to which a Lender becomes a party to this Credit Agreement, the assignor Lender was entitled to payments under Section 3.13(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the assignee Lender on such date.  If such Lender fails to deliver the above forms or other evidence, then the Administrative Agent may withhold from any interest payment to such Lender an amount equal to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(f), and costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent.  For any period with respect to which a Lender has failed to provide the Borrower with the above forms or other evidence (other than if such failure is due to a change in the applicable Law, or in the interpretation or application thereof, occurring after the date on which such form or other evidence originally was required to be provided or if such form or other evidence otherwise is not required), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 3.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver such form or other evidence required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Taxes.  The obligation of the Lenders under this Section 3.13(f) shall survive the payment of all Borrower Obligations and the resignation or replacement of the Administrative Agent.

(g)           Reimbursement.  In the event that an additional payment is made under Section 3.13(a) or (c) for the account of any Lender and such Lender, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding.  Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

3.14              Compensation.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Loan of the Borrower on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the

Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.15              Determination and Survival of Provisions.

All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.  Sections 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Borrower Obligations.

3.16              Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.4(a);

(b)           the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.6);

(c)           if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i)           all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.1 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(g) for so long as such L/C Obligations is outstanding;

(iii)  if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 3.16(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.4(c) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations is cash collateralized;

(iv)            if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 3.16(c), then the fees payable to the Lenders pursuant to Section

3.4(a) and Section 3.4(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v)           if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 3.16(c), then, without prejudice to any rights or remedies of the L/C Issuer or any Lender hereunder, all letter of credit fees payable under Section 3.4(c) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the L/C Issuer until such L/C Obligations are cash collateralized and/or reallocated; and

(d)           so long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 3.16(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.16(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

SECTION 4

CONDITIONS PRECEDENT TO CLOSING

4.1                Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the initial Revolving Loans is subject to satisfaction of the following conditions:

(a)           Executed Credit Documents.  Receipt by the Administrative Agent of duly executed copies of:  (i) this Credit Agreement, (ii) the requested Notes, (iii) the FMB Mortgage, (iv) First Mortgage Bonds in an aggregate face amount not less than $75,000,000, (v) the FMB Delivery Agreement and (vi) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b)           Authority Documents.  Receipt by the Administrative Agent of the following:

(i)           Organizational Documents.  Copies of the articles of incorporation of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(ii)           Resolutions.  Copies of resolutions of the board of directors of the Borrower approving and adopting this Credit Agreement, the other Credit Documents and the FMB Mortgage Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.

(iii)                      Good Standing.  Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.

(iv)                      Incumbency.  An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.

(c)           Opinions of Counsel.   Receipt by the Administrative Agent of opinions of counsel to the Borrower (which may include in-house counsel with respect to matters of Texas law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d)           Financial Statements.  Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent and its Subsidiaries for the Fiscal Year 2008, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Parent and its Subsidiaries for the Fiscal Quarter ended March 31, 2008, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request.

(e)           Due Diligence.  The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Borrower and its Subsidiaries and the transactions contemplated by this Credit Agreement and the other Credit Documents and the FMB Mortgage Documents, in scope and determination reasonably satisfactory to the Administrative Agent and the Lenders.

(f)           Material Adverse Effect.  Since December 31, 2008, there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and no Material Adverse Change in the facts and information regarding the Borrower and its Subsidiaries as represented to date.

(g)           Absence of Market Disruption.  There shall not have occurred a material adverse change in or material disruption of conditions in the financial, banking or capital markets which the Administrative Agent and the Arrangers, in their sole discretion, deem material in connection with the syndication of the Credit Agreement.

(h)           Litigation.  There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as represented to date.

(i)           Consents.  All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Credit Agreement and the Credit Documents and the FMB Mortgage Documents and the transactions contemplated herein and therein have been received (except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith), and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents and the FMB Mortgage Documents.

(j)           Officer’s Certificates.  Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and the FMB Mortgage Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents and the FMB Mortgage Documents are true and correct in all material respects, (D) since December 31, 2008, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that could result in or reasonably be expected to result in a Material Adverse Change and (E) the Borrower is in compliance with the financial covenant set forth in Section 7.2, as of December 31, 2008, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.

(k)           Fees and Expenses.  Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by it to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Fee Letters.

(l)           FMB Mortgage Documents.  To the extent requested by the Administrative Agent, copies of each document (including any Uniform Commercial Code financing statement) required by the FMB Mortgage Documents to be filed, registered or recorded in order to create in favor of the First Mortgage Bond Trustee for the benefit of the holders of the First Mortgage Bonds, including the Administrative Agent, for the benefit of the Lenders, a valid direct first deed of trust lien and security interest on the Mortgaged Property, in each case, in proper form for filing, registration or recordation.

(m)           Termination of Existing Credit Agreement.  The Administrative Agent shall have received evidence satisfactory to it that that certain Credit Agreement, dated as of May 15, 2008, by and among the Borrower, the financial institutions from time to time parties thereto, and JPMCB, as administrative agent, as amended as of the date hereof shall have been cancelled and terminated and all indebtedness thereunder shall have been fully repaid.

(m)           Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5

CONDITIONS TO ALL EXTENSIONS OF CREDIT

5.1                Funding Requirements.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Revolving Loans and the L/C Issuer shall not be obligated to issue Letters of Credit unless:

(a)           Notice. The Borrower shall have delivered (i) in the case of any new Revolving Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1 and (ii) in the case of any Letter of Credit, a Letter of Credit Application, duly executed and completed, by the time specified in Section 2.2.

(b)           Representations and Warranties.  The representations and warranties made by the Borrower in any Credit Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Credit Agreement) and the FMB Mortgage are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c)           No Default.  No Default or Event of Default as to the Borrower shall exist and be continuing either prior to or after giving effect to such Credit Extension.

(d)           Availability.  Immediately after giving effect to such Credit Extension (and the application of the proceeds thereof), (i) the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding L/C Obligations shall not exceed the Revolving Committed Amount, (ii) with respect to each individual Lender, the sum of outstanding principal amount of Revolving Loans of such Lender and outstanding principal amount of L/C Obligations of such Lender shall not exceed such Lender’s Pro Rata Share of the Revolving Committed Amount and (iii) the aggregate amount of L/C Obligations shall not exceed the Letter of Credit Sublimit.

The delivery of each Notice of Borrowing or a Letter of Credit Application shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and (d) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

6.1                Organization and Good Standing.

The Borrower and its Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) are duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) have the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2                 Due Authorization.

The Borrower and any of its Subsidiaries party to any Credit Document (a) has the requisite power and authority to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party.

6.3                 No Conflicts.

Neither the execution and delivery of this Credit Agreement, the FMB Mortgage and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law (including without limitation, the Public Utility Holding Company Act of 1935, as amended), regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties (except the Lien of the FMB Mortgage Documents in favor of the First Mortgage Bond Trustee).

6.4                 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement, the FMB Mortgage or any of the other Credit Documents that has not been obtained or completed, except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith.

6.5                 Enforceable Obligations.

This Credit Agreement, the FMB Mortgage and the other Credit Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6                 Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods.  No opinion provided with respect to the Borrower’s financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.

6.7                No Material Change.

(a)           Since December 31, 2008, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

(b)           Since December 31, 2008, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Lenders.

6.8                No Default.

Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default presently exists and is continuing.

6.9                Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

6.10              Taxes.

The Borrower and its Subsidiaries have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

6.11              Compliance with Law.

The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

6.12              ERISA.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(a)           During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)           The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.

(c)           Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent, or terminated.

(d)           No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)           The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.

(f)           Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.13              Use of Proceeds; Margin Stock.

The proceeds of the Credit Extensions to the Borrower hereunder will be used solely for the purposes specified in  Section 7.9.  None of such proceeds will be used for the purpose of (a) (i) purchasing or carrying any Margin Stock or (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.14              Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.15              Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.16              Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.17              Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect:  (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

6.18              First Mortgage Bonds Validly Issued.

The First Mortgage Bonds have been duly authorized and executed by the Borrower, authenticated by the First Mortgage Bond Trustee in accordance with the FMB Mortgage and the Third Supplemental Indenture and validly issued and delivered, pursuant to the terms of the FMB Delivery Agreement, to the Administrative Agent, and the First Mortgage Bonds constitute valid and binding obligations of the Borrower entitled to the benefits and security of the FMB Mortgage and the Third Supplemental Indenture and are enforceable against the Borrower in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The FMB Mortgage, as supplemented by the Third Supplemental Indenture, complies as to form with the requirements of the Trust Indenture Act of 1939, as amended.  The First Mortgage Bonds are not required to be registered under the Securities Act.  The issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement will not violate any provision of the FMB Mortgage, as supplemented by the Third Supplemental Indenture.  In addition, the issuance to the Administrative Agent of the First Mortgage Bonds as described in this Credit Agreement will not violate any provision of any other agreement or instrument or any law or regulation, or judicial or regulatory order, judgment or decree to which the Borrower or any of its Subsidiaries is a party or by which any of the foregoing is bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect.

6.19              First Priority Mortgage.

The Borrower has good and indefeasible title to (or valid rights to lease or use, by easement or otherwise) all real property comprising the Mortgaged Property, and good and valid title to (or valid rights to use, by easement or otherwise) all fixtures and personal property comprising the Mortgaged Property, and (i) all such Mortgaged Property is subject to the Lien of the FMB Mortgage Documents, and (ii) all such Mortgaged Property acquired by the Borrower after the respective dates of the FMB Mortgage and the Third Supplemental Indenture have become or will, upon such acquisition, become, subject to the Lien thereof.  The FMB Mortgage constitutes a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage).  The rights, powers, Liens and privileges purported to be created pursuant to the FMB Mortgage Documents in favor of the Administrative Agent, as the holder of the First Mortgage Bonds for the benefit of the Lenders, shall be equal and ratable with the holders of other bonds issued pursuant to the FMB Mortgage Documents.

SECTION 7

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of all of the Borrower Obligations:

7.1                Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Lenders:

(a)           Annual Financial Statements.  As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2009 Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending March 31, 2008 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

(c)           Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)           Reports.  Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.

(e)           Notices.  Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect and (iii) the First Mortgage Bond Trustee resigning as trustee under the FMB Mortgage.

(f)           ERISA.  Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto.  Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g)           Debt Ratings.   Prompt notice of any change in the Debt Ratings of the Borrower.

(h)           Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent.  Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2                Financial Covenant.

Debt Capitalization. At all times the ratio of (i) Consolidated Indebtedness of the Borrower to (ii) Consolidated Capitalization of the Borrower shall be less than or equal to 0.65 to 1.0.

7.3                Preservation of Existence and Franchises.

(a)           Except in a transaction permitted by Section 8.2, the Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and rights, franchises and authority.

(b)           The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.

7.4                Books and Records.

The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5                 Compliance with Law.

The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.

7.6                 Payment of Taxes and Other Indebtedness.

The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.

7.7                 Insurance.

The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8                 Performance of Obligations.

The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of the Third Supplemental Indenture, the First Mortgage Bonds and all other material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9                Use of Proceeds.

The proceeds of the Credit Extensions may be used solely for working capital, letters of credit, capital expenditures and other lawful purposes of the Borrower.

7.10              Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the

Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.

7.11              [RESERVED].

SECTION 8

NEGATIVE COVENANTS

Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full of the Borrower Obligations:

8.1                 Nature of Business.

The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.

8.2                 Consolidation and Merger.

The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person.

8.3                 Sale or Lease of Assets.

The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or other transfers of assets for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets of the Borrower, as calculated as of the end of the most recent Fiscal Quarter, and (b) sales, leases, transfers or other dispositions, at less than fair value, of any other assets of the Borrower and its Subsidiaries, provided that the aggregate book value of such assets shall not exceed $10,000,000 in any calendar year.

8.4                 Affiliate Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

8.5                 Liens.

The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness at any one time outstanding that is secured by such Liens shall not exceed $25,000,000, (k) any Lien on Margin Stock, (l)  the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower or any of its Subsidiaries with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower or such Subsidiary with respect to asset sales permitted herein, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (n) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (o) Liens granted by bankruptcy-remote special purpose Subsidiaries to secure stranded cost securitization bonds, (p) Liens upon any property in favor of the administrative agent for the benefit of the lenders (the “2009 Term Loan Administrative Agent”) under the 2009 Term Loan Credit Agreement securing Indebtedness thereunder; provided that (i) the Borrower Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under the 2009 Term Loan Credit Agreement so long as such other Indebtedness shall be secured and (ii) the Borrower, such 2009 Term Loan Administrative Agent and the Administrative Agent, for the benefit of the Lenders, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Administrative Agent in respect of such Lien on terms and conditions acceptable to the Administrative Agent (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), (q) the Lien of the FMB Mortgage Documents on the Mortgaged Property securing an aggregate principal amount of Indebtedness (other than the Borrower Obligations) not to exceed $325,000,000, and Liens on the Mortgaged Property which would not otherwise be permitted under this Section 8.5 and which are “Permitted Liens” (as such term is defined in the FMB Mortgage as in effect on the date hereof) and (r) Liens on Property, in addition to those otherwise permitted by clauses (a) through (q) above, securing, directly or indirectly, Indebtedness or obligations of the Borrower and its Subsidiaries arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $25,000,000.

8.6                 Accounting Changes.

The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.

8.7                 Burdensome Agreements.

The Borrower will not (nor will it permit any of its Subsidiaries to) enter into any contractual obligation that limits the ability (a) of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (b) of the Borrower to create, incur, assume or suffer to exist Liens on its property in favor of the Administrative Agent, for the benefit of the Lenders, other than (i) any such contractual obligation contained in the Credit Documents; (ii) any such contractual obligation contained in the “Credit Documents” (or any similar term) defined in the 2009 Term Loan Credit Agreement to the extent such contractual obligations in such “Credit Documents” (or any similar term) shall be no less favorable to the Administrative Agent and the Lenders than such contractual obligations set forth in the 2009 Term Loan Credit Agreement as in effect on the date hereof without giving effect to any subsequent amendment or other modification to such contractual obligations; and (iii) any such contractual obligation contained in the Note Facilities Documentation as in effect on the date hereof without giving effect to any subsequent amendment or other modification to such contractual obligations.

SECTION 9

EVENTS OF DEFAULT

9.1                 Events of Default.

An Event of Default with respect to the Borrower shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Payment.  The Borrower shall:  (i) default in the payment when due of any principal of any of its Revolving Loans or L/C Obligations; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on its Loans or L/C Obligations or of any fees or other amounts owing by it hereunder, under any of the other Credit Documents or in connection herewith or therewith.

(b)           Representations.  Any representation, warranty or statement made or deemed to be made by the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)           Covenants.  The Borrower shall:

(i)           default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10 or 8.1 through 8.7, inclusive; or

(ii)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and the default shall continue unremedied for a period of at least 10 days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)           Credit Documents; FMB Mortgage.  Any Credit Document  or the FMB Mortgage shall fail to be in force and effect or the Borrower shall so assert or any Credit Document  or the FMB Mortgage shall fail to give the Administrative Agent or the Lenders, or the First Mortgage Bond Trustee, as applicable, the rights, powers, liens and privileges purported to be created thereby.

(e)           Bankruptcy, etc.  The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f)           Defaults under Other Agreements.

(i)           The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

(ii)           With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or any of its Subsidiaries shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

(g)           Judgments.  Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h)           ERISA.  The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect:  (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i)           Change of Control.  There shall occur a Change of Control.

(j)           First Mortgage Bonds.  (i) The aggregate outstanding principal amount of the First Mortgage Bonds shall be less than the Revolving Committed Amount (as such term is defined in the Third Supplemental Indenture); or (ii) the First Mortgage Bonds shall cease to be equally and ratably secured under the terms of the FMB Mortgage by a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage); or (iii) the Borrower shall deny in writing that it has any liability or obligation under any First Mortgage Bonds or purport to revoke, terminate, rescind or redeem any First Mortgage Bonds (other than in accordance with the terms of the First Mortgage Bonds and the FMB Mortgage).

9.2                Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a)           Termination of Commitments.  Declare the Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions to the Borrower terminated whereupon the Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions to the Borrower shall be immediately terminated.

(b)           Acceleration of Revolving Loans.  Declare the unpaid principal of and any accrued interest in respect of all Revolving Loans, all L/C Obligations and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c)           Cash Collateral.  Direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), it will immediately Cash Collateralize) L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit of the Borrower in an amount equal to the then outstanding principal amount of L/C Obligations.

(d)           Enforcement of Rights.  To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents, and the FMB Mortgage.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions to the Borrower shall automatically terminate and all Revolving Loans, all L/C Obligations, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders by the Borrower hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3                Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender from the Borrower or any of its Subsidiaries on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent, the L/C Issuer or any of the Lenders in connection with enforcing the rights of the Administrative Agent, the L/C Issuer and the Lenders under the Credit Documents against the Borrower, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;

SECOND, to payment of any fees owed to the Administrative Agent, the L/C Issuer or any Lender by the Borrower, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders and the L/C Issuer hereunder by the Borrower, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;

FOURTH, to the payment of the outstanding principal amount of the Revolving Loans and L/C Obligations of the Borrower, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;

FIFTH, to the Administrative Agent, for the account of the L/C Issuer, to Cash Collateralize that portion of the L/C Obligations of the Borrower comprised of the aggregate undrawn amount of Letters of Credit;

SIXTH, to all other Borrower Obligations of the Borrower which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “SIXTH” payable to them; and

SEVENTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause “FIFTH” above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Borrower Obligations of the Borrower, if any, in the order set forth above.

SECTION 10

AGENCY PROVISIONS

10.1              Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and the FMB Mortgage and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

10.2              Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3              Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and the FMB Mortgage.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents or the FMB Mortgage that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document, the FMB Mortgage or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document or the FMB Mortgage, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document, the FMB Mortgage Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4              Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5              Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document or under the FMB Mortgage by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Agent-Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6              Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents  and the FMB Mortgage and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents or under the FMB Mortgage, as applicable (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents and the FMB Mortgage, as applicable, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by JPMCB as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.7              Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document, the FMB Mortgage or any related agreement or any document furnished hereunder or thereunder.

10.8              No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents or the FMB Mortgage, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

10.9              Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.2(i) and (k), 3.4 and 11.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11

MISCELLANEOUS

11.1              Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the

Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Borrower Materials/The Platform.  The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  The Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Agent-Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2               Right of Set-Off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes,  the First Mortgage Bonds, the other Credit Documents, the FMB Mortgage or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.  The Borrower hereby agrees that any Person purchasing a participation in the Revolving Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3               Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as contemplated by Section 8.2), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii)                      any assignment of a Commitment must be approved by the Administrative Agent, and L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.3, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.12, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.12, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.9, 3.12, 3.13 and 3.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

11.4               No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5               Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a)           The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arrangers for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and the FMB Mortgage and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents or the FMB Mortgage (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel.  The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arrangers and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arrangers or any Lender.  Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arrangers), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

(b)           Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Party, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document, the FMB Mortgage or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by the Office of Foreign Assets Control (the “OFAC”) against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or the FMB Mortgage or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Agent-Related Party of any of the

foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Agent-Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Agent-Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.

11.6               Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c)           postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.6) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary  to amend the definition of “Default Rate” or to waive any obligation of to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)           release the Borrower from its obligations or consent to the assignment by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or the FMB Mortgage without the written consent of each Lender; or

(h)           authorize the Administrative Agent to vote in favor of the release of all or substantially all of the collateral securing the First Mortgage Bonds;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any other agreement relating to any Letter of Credit issued or to be issued by it (including, without limitation, under Section 3.16); (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document (including, without limitation, under Section 3.16) or the FMB Mortgage; (iii) Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.7               Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

11.8               Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9               Survival of Indemnification and Representations and Warranties.

(a)           Survival of Indemnification.  All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of any Credit Extension and the repayment of the Revolving Loans and other Borrower Obligations and the termination of the Commitments hereunder.

(b)           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.10            Governing Law; Venue; Service.

(a)           THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS, (OTHER THAN THE THIRD SUPPLEMENTAL INDENTURE AND THE FIRST MORTGAGE BONDS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document  (other than the Third Supplemental Indenture and the First Mortgage Bonds) may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.

(b)           The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing.  Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.

11.11            Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  Each of the parties to this Credit Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents and in the FMB Mortgage.

11.12            Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.13            Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.14            Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15            Entirety.

This Credit Agreement together with the other Credit Documents and the Fee Letters represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16            Binding Effect; Continuing Agreement.

(a)           This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)           This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Revolving Loans, interest, fees and other Borrower Obligations have been paid in full and all Letters of Credit and Commitments have been terminated.  Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.17            Reserved.

11.18            USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.19            Acknowledgment.

Section 7 and Section 8 of this Credit Agreement contain affirmative and negative covenants applicable to the Borrower.  Each of the parties to this Credit Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

11.20            Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.12, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, or (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Laws; and

(v)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Revolving Loans and participations in L/C Obligations pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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Signature Page to Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

TEXAS-NEW MEXICO POWER COMPANY
a Texas corporation

By:           /s/ Terry R. Horn
Name:      Terry R. Horn
Title:        Vice President and Treasurer

Signature Page to Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

LENDERS:

JPMORGAN CHASE BANK, N.A.,
individually in its capacity as a Lender and in
its capacity as Administrative Agent and L/C Issuer

By:           /s/ Jennifer Fitzgerald
Name:      Jennifer Fitzgerald
Title:        Associate

UNION BANK, N.A.,
individually in its capacity as a Lender and in its capacity as Syndication Agent

By:          /s/ Robert J. Cole
Name:     Robert J. Cole
Title:       Vice President

KEYBANK NATIONAL ASSOCIATION,
individually in its capacity as a Lender and as Documentation Agent

By:           /s/ Keven D. Smith
Name:      Keven D. Smith
Title:        Senior Vice President

UNITED WESTERN BANK,
as a Lender

By:           /s/ Michael Saun
Name:      Michael Saun
Title:        Senior Vice President

SUNTRUST BANK,
as a Lender

By:           /s/ Andrew Johnson
Name:     Andrew Johnson
Title:       Director

Signature Page to Credit Agreement
TEXAS-NEW MEXICO POWER COMPANY

WELLS FARGO BANK, N.A.,
as a Lender

By:           /s/ Yann Blindert
Name:      Yann Blindert
Title:        Assistant Vice President